FINANCIAL STATEMENTS AND
INDEPENDENT AUDITORS' REPORT

BOONVILLE ASSOCIATES I,
LIMITED PARTNERSHIP
MHDC PROJECT NO.: 00-100-HCT

DECEMBER 31, 2006

Boonville Associates I, Limited Partnership
MHDC Project No.: 00-100-HCT

Reznick Group, P.C. 4711 W. Golf Road Suite 200 Skokie, IL'60076:1236	Tel (847) 324-7500 Fax (847) 324-7501 www.reznickgroup.com

INDEPENDENT AUDITORS' REPORT

To the Partners

Boonville Associates I, Limited Partnership

We have audited the accompanying balance sheet of Boonville Associates I, Limited Partnership as of December 31, 2006, and the related statements of operations, partners' equity (deficit) and cash flows for the year then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Boonville Associates I, Limited Partnership as of December 31, 2006, and the results of its operations, the changes in its partners' equity (deficit) and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Our audit was conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The accompanying supplemental information on pages 19 through 29 is presented for purposes of additional analysis and is not a required part of the basic financial statements of the Partnership. Such information has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated, in all material respects, in relation to the basic financial statements taken as a whole.

/s/ Reznick Group, P. C.
Skokie, Illinois
March 13, 2007

Boonville Associates I, Limited Partnership
MHDC Project No.: 00-100-HCT

BALANCE SHEET

December 31, 2006

ASSETS

INVESTMENT IN REAL ESTATE
Land	$165,000
Buildings and improvements	3,601,152
Equipment	148,952
Less accumulated depreciation	(820,753)

3,094,351
OTHER ASSETS
Cash	20,966
Security deposits	10,049
Accounts receivable - tenants	754
Accounts receivable - other	5,786
Prepaid insurance	4,943
Tax and insurance escrow	4,983
Reserve for replacements	67,519
Program reserve	40,464
Operating reserve	4,855

160,319

$3,254,670

(continued)

Boonville Associates I, Limited Partnership
MHDC Project No.: 00-100-HCT

BALANCE SHEET - CONTINUED

December 31, 2006

LIABILITIES AND PARTNERS' EQUITY (DEFICIT)

LIABILITIES APPLICABLE TO INVESTMENT IN REAL ESTATE
Mortgage note payable	$689,260

OTHER LIABILITIES
Accounts payable and accrued expenses	6,857
Tenant security deposits payable	9,200
Accrued interest payable	574
Accrued management fees	18,408

35,039

CONTINGENCY	--

PARTNERS' EQUITY (DEFICIT)	2,530,371

$3,254,670

See notes to financial statements

Boonville Associates I, Limited Partnership
MHDC Project No.: 00-100-HCT

STATEMENT OF OPERATIONS

Year ended December 31, 2006

Revenue
Rental income, net of vacancies and concessions		$172,322
Other income		7,158
		179,480
Operating expenses
Administrative	$30,448
Management fees	19,551
Repairs and maintenance	32,011
Payroll	3,914
Supplies	2,319
Interest	7,598
Utilities	15,658
Insurance	9,925
Real estate taxes	7,669
Depreciation	146,770
		275,863

Net loss		(96,383)

See notes to financial statements

Boonville Associates I, Limited Partnership
MHDC Project No.: 00-100-HCT

STATEMENT OF PARTNERS' EQUITY (DEFICIT)

Year ended December 31, 2006

	0.01% CMCA	99.97% WNC Tax Credit Fund VI	0.01% WNC Housing L.P.	0.01% WNC Missouri Tax Credits XXXI, L.P.	Total

Balance, January 1, 2006	$(57)	$1,627,388	$163	$999,260	$2,626,754

Net loss	(10)	(96,353)	(10)	(10)	(96,383)

Balance, December 31, 2006	$(67)	1,531,035	$153	$999,250	$2,530,371

See notes to financial statements

Boonville Associates I, Limited Partnership
MHDC Project No.: 00-100-HCT

STATEMENT OF CASH FLOWS

Year ended December 31, 2006

Cash flows from operating activities
Net loss	$(96,383)
Reconciliation of net loss to net cash provided by operating activities
Depreciation	146,770
Increase in prepaid insurance	(120)
Decrease in accounts receivable - tenants	3,070
Increase in accounts receivable - replacement reserve	(5,785)
Decrease in tax and insurance escrow	799
Decrease in prepaid rent	(2,515)
Decrease in accounts payable and accrued expenses	525
Decrease in accrued management fees	(13,159)
Increase in tenant security deposits payable, net	58

Net cash provided by operating activities	33,260

Cash flows from investing activities
Net deposits to replacement reserves, operating reserve, and program reserve	(12,997)

Net cash used in investing activities
(12,997)
Cash flows from financing activities
Principal repayments of mortgage note payable	(24,240)
Repayment of advances from affiliate	(228)

Net cash used in financing activities	(24,468)

NET DECREASE IN CASH	(4,205)

Cash, beginning of year	25,171

Cash, end of year	$20,966

Supplemental disclosure of cash flow information
Cash paid for interest during the year	7,598

See notes to financial statements

Boonville Associates I, Limited Partnership
MHDC Project No.: 00-100-HCT

NOTES TO FINANCIAL STATEMENTS

December 31, 2006

NOTE 1 - NATURE OF OPERATIONS

Boonville Associates I, Limited Partnership (the Partnership) was formed on September 11, 2000, under the laws of the State of Missouri, for the purpose of acquiring, constructing, holding, and operating a 48-unit residential apartment complex known as Rankin Mill Apartments, MHDC No. 00-100-HCT. The Project is intended primarily for low- and moderate-income tenants in Boonville, Missouri. The Project is regulated by the Missouri Housing Development Commission (MHDC) as to rent charges and operating methods.

The Partnership terminates December 31, 2050, unless dissolved earlier upon the sale of substantially all of the Partnership's real property.

Agreements with MHDC provide for the regulation of rental charges, restrictions on the disposition of property, and limitations,on annual cash distributions to Partners.

The Partnership has received an allocation of low-income housing tax credits from the State of Missouri totaling $3,028,220. Each building of the project has qualified for and been allocated low-income housing tax credits pursuant to Internal Revenue Code Section 42, (Section 42), which regulates the use of the project as to occupant eligibility and unit gross rent, among other requirements. Each building of the project must meet the provisions of these regulations during each of 15 consecutive years in order to remain qualified to receive the credits. The credit allocation will be allowed annually in the amount of $302,822 for ten years if the project remains in compliance. In addition, the Partnership has been allocated state low-income housing tax credits. In order to qualify for the credits, the Partnership must maintain compliance with certain requirements.

In addition, the Partnership has executed a regulatory agreement with the Missouri State Housing Development Authority which requires the operation of the project pursuant to Section 42 for a minimum of 30 years. This requirement is binding on the transferee during this compliance period.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Capitalization and Depreciation

Land, buildings and improvements, and equipment are recorded at cost. Improvements are capitalized, while expenditures for maintenance and repairs are expensed. Upon disposal of depreciable property, the appropriate property accounts are reduced by the related costs and accumulated depreciation.

Boonville Associates I, Limited Partnership
MHDC Project No.: 00-100-HCT

NOTES TO FINANCIAL STATEMENTS - CONTINUED

December 31, 2006

The assets are depreciated over their estimated service lives. The estimated service lives of the assets for depreciation purposes may be different than their actual economic useful lives.

	Estimated life	Method
Buildings	27.5 years	Straight-line
Site improvements	15 years	Accelerated
Furniture and fixtures	5 years	Accelerated

Rental Income and Prepaid Rents

Rental income is recognized for apartment rentals as it is earned. Advance receipts of rental income are deferred and classified as liabilities until earned.

Accounts Receivable and Bad Debts

Tenant receivables are charged to bad debt expense when they are determined to be uncollectible based upon a periodic review of the accounts by management. Accounting principles generally accepted in the United States of America require that the allowance method be used to recognize bad debts; however, the effect of using the direct write-off method is not materially different from the results that would have been obtained under the allowance method.

Impairment of Long-Lived Assets

In accordance with Statement of Financial Accounting Standard No. 144, "Accounting for Impairment or Disposal of Long-Lived Assets," the Partnership reviews its rental property for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. If the fair value is less than the carrying amount of the asset, an impairment loss is recognized for the difference. No impairment loss has been recognized during the year ended December 31, 2006.

Boonville Associates I, Limited Partnership
MHDC Project No.: 00-100-HCT

NOTES TO FINANCIAL STATEMENTS - CONTINUED

December 31, 2006

Income Taxes

No provision or benefit for income taxes has been included in these financial statements since taxable income passes through to, and is reportable by, the Partners individually.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 3 - CASH

The Partnership maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Partnership has not experienced any losses in such accounts. Management believes the Partnership is not exposed to any significant credit risk on cash.

NOTE 4 - TENANT SECURITY DEPOSITS

Regulations of the U.S. Department of Housing and Urban Development (HUD) require that security deposits be segregated from the general funds of the Partnership. Accordingly, the Partnership holds all security deposit funds in a separate, interest-bearing account.

NOTE 5 - ESCROW DEPOSITS AND RESTRICTED RESERVES

According to the partnership loan and other regulatory agreements, the Partnership is required to maintain certain escrow deposits and restricted reserves. The following schedule shows the activity in such accounts during 2006.

The Partnership is required to fund an operating reserve, in the initial amount of $4,500, from Limited Partner capital contributions. As of December 2006, the operating reserve has been funded as required.

Boonville Associates I, Limited Partnership
MHDC Project No.: 00-100-HCT

NOTES TO FINANCIAL STATEMENTS - CONTINUED

December 31, 2006

The Partnership is required to fund a replacement reserve, in the initial amount of $30,250, from Limited Partner capital contributions, and annually in an amount equal to $200 per unit. The replacement reserve has been funded as required in 2006.

According to the Partnership Agreement, the Partnership is required to fund a supportive programs reserve, in the initial amount of $52,500, from limited partner capital contributions. As of December 31, 2006, the program reserve has been funded as required.

	Balance January 1, 2006	Additions and interest	Withdrawals	Balance December 31, 2006
Real estate tax escrow	820	$7,150	$7,669	301
Insurance escrow	4,962	9,605	9,885	4,682
Replacement reserve	51,924	15,595		67,519
Operating reserve	2,839	61		2,900
Other escrows	1,914	41		1,955
Program reserve	43,164	581	3,281	40,464

Total	$105,623	$33,033	$20,835	$117,821

Boonville Associates I, Limited Partnership
MHDC Project No.: 00-100-HCT

NOTES TO FINANCIAL STATEMENTS - CONTINUED

December 31, 2006

NOTE 6 - LONG-TERM DEBT

The mortgage note, dated September 12, 2000, is held by MHDC in the original amount of $810,000. The note bears interest at 1% per annum. Monthly installments of $2,605 for principal and interest are based on a 30-year amortization of the original note balance. Payments began on December 1, 2001. The loan matures on November 1, 2031, at which time any unpaid principal and interest is due. During 2006, the Partnership became non compliant on an IRC 42 income restricted unit which violated a loan covenant. Subsequent to December 31, 2006 this non-compliance has been corrected. This covenant violation placed the loan in technical default which was cured on February 28, 2007.
$689,260

Less: Current maturities	(24,503)

Total	$664,757

Aggregate scheduled maturities of long-term debt are as follows:

Year ending December 31, 2007	$24,503
2008	24,749
2009	24,998
2010	25,249
2011	25,503
Thereafter	564,258

Total	$689,260

NOTE 7 - RELATED PARTY TRANSACTIONS

According to the Partnership Agreement, the General Partner is entitled to an incentive management fee equal to 70% of remaining cash flow from operations after all unpaid amounts as defined in the Partnership Agreement are paid. No such fee was earned or paid in 2006.

Boonville Associates I, Limited Partnership
MHDC Project No.: 00-100-HCT

NOTES TO FINANCIAL STATEMENTS - CONTINUED

December 31, 2006

According to the Partnership Agreement, the Limited Partner is entitled to an annual reporting fee equal to 15% of remaining cash flow from operations, as defined, but in no event less than $1,000. During 2006, reporting fees earned were $2,271 and reporting fees paid were $0.

The General Partner is obligated, under the Partnership Agreement, to provide funds for any development or operating deficits. Funds have been advanced to the Partnership, by the General Partner, including advances made pursuant to such obligation. The advances are noninterest-bearing, unsecured, and due on demand. As of December 31, 2006, advances to the Partnership totaled $14,295.

Amounts due to affiliates at December 31, 2006 are as follow:

Reporting fees payable	$2,271
Developer Advances	16,137
Total	$18,408

NOTE 8 - PARTNERS AND PARTNERSHIP INTERESTS

The Partnership has one General Partner, Central Missouri Counties Human Development Corporation, which has a .01% interest, one Limited Partner, WNC Housing Tax Credit Fund VI, L.P., which has a 99.97% interest, one Special Limited Partner, WNC Housing, L.P., which has a .01% interest, and one Missouri Limited Partner, WNC Missouri Tax Credits XXXI, L.P., which has a .01% interest.

NOTE 9 - PARTNERSHIP PROFITS, LOSSES, AND DISTRIBUTIONS

Generally, profits and losses are allocated to the Partners based upon their percentage of interest in the Partnership. Cash flow, as defined by the Partnership Agreement, generally is distributable as prioritized in the Partnership Agreement. Profits and losses arising from the sale, refinancing, or other disposition of all or substantially all of the Partnership's assets will be specially allocated as prioritized in the Partnership Agreement. Additionally, the Partnership Agreement provides for other instances in which a special allocation of profits, losses and distributions may be required.

Boonville Associates I, Limited Partnership
MHDC Project No.: 00-100-HCT

NOTES TO FINANCIAL STATEMENTS - CONTINUED

December 31, 2006

NOTE 10 - CONTINGENCY

The Partnership's low-income housing tax credits are contingent on its ability to maintain compliance with applicable sections of Section 42. Failure to maintain compliance with occupant eligibility, and/or unit gross rent, or to correct noncompliance within a specified time period, could result in recapture of previously taken tax credits plus interest. In addition, such potential noncompliance could result in an adjustment to the capital contributed by the Limited Partners.